Exhibit 99.1

Everspin Reports Second Quarter 2021 Financial Results

The Company Reports its First Quarter in Company History with Net Income

Chandler, AZ, August 12, 2021 — Everspin Technologies, Inc. (NASDAQ: MRAM), the market leader in MRAM, today announced financial results for the second fiscal quarter of 2021.

Second Quarter 2021 Highlights

•

Q2’21 revenue increased 15% from the prior quarter to $11.85 million; this was an increase of $1.57 million compared to Q1’21 revenue. Q2’21 revenue was relatively flat to Q2’20 Revenue of $11.83 million.

•	The Company reported net income of $256k for Q2’21, compared to a net loss of $460k for Q1'21 and a net loss of $1.3 million for Q2’20.
•	Ended Q2’21 with cash and equivalents of $14.2 million.

“For the 1st time in Company history, we were GAAP net income positive for a quarter. This is a testament to the hard work and extra effort by the Everspin team to increase revenue and gross margins, while holding the line on spending,” stated Darin Billerbeck, Everspin’s Executive Chairman and Interim CEO.

Second Quarter 2021 Results

Total revenue for the second quarter of 2021 was $11.85 million, an increase of  15% from the $10.28 million reported last quarter. Q2’21 revenue was relatively flat to Q2’20 revenue of $11.83 million.

Gross margin for the second quarter of 2021 was 60.7%, compared to 58.2% in the prior quarter and 43.9% in the second quarter of 2020.

GAAP operating expenses for the second quarter of 2021 increased to $6.7 million, compared to $6.3 million in the first quarter of 2021 primarily due to a $900k increase in research & development spend, partially offset by a $500k decline in general and administrative expenses.  This is compared to operating expenses of $6.3 million in the second quarter of 2020. GAAP operating expenses in the second quarter of 2021 included $704k of stock-based compensation, compared to $743k last quarter and $918k in the second quarter of 2020.

GAAP net income for the second quarter of 2021 was $256k, or $0.01 per share, based on 19.3 million basic weighted-average common shares outstanding. This compares to a net loss of $460k, or ($0.02) per share, in the first quarter of 2021 and a net loss of $1.3 million, or ($0.07) per share, in the second quarter of 2020.

Adjusted EBITDA for the second quarter of 2021 improved to $1.5 million, compared to a $0.8 million last quarter and $0.3 million in the second quarter of 2020.

Cash and cash equivalents as of June 30, 2021, were $14.2 million, compared to $15.5 million at the end of the first quarter of 2021.

Business Outlook

For the third quarter of 2021, Everspin expects total revenue in a range between $11.7 million and $12.7 million, which at the mid-point represents a 21% increase over total revenue of $10.12 million in the year-ago quarter. GAAP net loss per share is expected to range between ($0.04) and ($0.07) per share, which reflects expected stock-based compensation expense of approximately $0.8 million.

This outlook is dependent on Everspin's current expectations, which may be impacted by, among other things, evolving external conditions, such as the resurgence of COVID-19 and its variants, local safety guidelines, supply chain constraints or interruptions, and the other risk factors described in Everspin's filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the "SEC") during 2021, as well as in its subsequent filings with the SEC.

Use of Non-GAAP Financial Measures

We supplement the reporting of our financial information determined under generally accepted accounting principles in the United States of America (GAAP) with Adjusted EBITDA, which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) adjusted for interest expense, taxes, depreciation and amortization, stock-based compensation expense, and restructuring costs if any.

Our management and board of directors use Adjusted EBITDA to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operating and financing plans. Accordingly, our management believes that this non-GAAP measure provide useful information for investors in understanding and evaluating our operating results in the same manner as our management and our board of directors, as well as facilitating comparisons of our operating performance on a period-to-period basis.

Non-GAAP financial measures, including Adjusted EBITDA, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Conference Call

Everspin will host a conference call for analysts and investors today at 5:00 p.m. Eastern Time. Interested participants can access the call by dialing 1-844-889-7788 and providing passcode 9886239. International callers may join the call by dialing +1-661-378-9932, using the same code. The call will also be available as a live and archived webcast in the Investor Relations section of the company’s website at investor.everspin.com.

A telephone replay of the conference call will be available approximately two hours after the call through August 19, 2021. The replay can be accessed by dialing 1-855-859-2056 and using the passcode 9886239. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made under the caption “Business Outlook.” Forward-looking statements are identified by words such as “believe”, “will”, “may”, “estimate”, “continue”, “anticipate”, “intend”, “should”, “plan”, “expect”, “predict”, “could”, “potentially" or the negative of these terms or similar expressions. These include, but are not limited to our future plans, strategies, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth under the caption “Risk Factors” in Everspin’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 4, 2021, and Everspin’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 to be filed with the SEC, as well as in our subsequent filings with the SEC. Any forward-looking statements made by Everspin in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Company Contact:

Darin Billerbeck, Interim CEO

E:darin.billerbeck@everspin.com

480.347.1101

EVERSPIN TECHNOLOGIES, INC.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$14,219	$14,599
Accounts receivable, net	10,383	7,607
Inventory	6,571	5,721
Prepaid expenses and other current assets	221	270
Total current assets	31,394	28,197
Property and equipment, net	1,288	1,946
Right-of-use assets	1,622	2,313
Other assets	313	73
Total assets	$34,617	$32,529

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,869	$2,224
Accrued liabilities	1,742	2,232
Deferred revenue	1,815	—
Current portion of long-term debt	4,313	4,242
Operating lease liabilities	1,190	1,508
Other liabilities	36	31
Total current liabilities	11,965	10,237
Long-term debt, net of current portion	2,645	3,748
Operating lease liabilities, net of current portion	466	903
Long-term income tax liability	229	229
Total liabilities	$15,305	$15,117
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 19,435,274 and 19,031,556 shares issued and outstanding as of June 30, 2021 and December 31, 2020	2	2
Additional paid-in capital	176,688	174,584
Accumulated deficit	(157,378)	(157,174)
Total stockholders’ equity	19,312	17,412
Total liabilities and stockholders’ equity	$34,617	$32,529

EVERSPIN TECHNOLOGIES, INC.

Condensed Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Product sales	$10,187	$10,927	$19,255	$20,562
Licensing, royalty, and other revenue	1,661	899	2,873	1,372
Total revenue	11,848	11,826	22,128	21,934
Cost of product sales	4,329	6,521	8,586	11,246
Cost of licensing, royalty, and other revenue	323	114	361	146
Total cost of sales	4,652	6,635	8,947	11,392
Gross profit	7,196	5,191	13,181	10,542
Operating expenses:[1]
Research and development	3,357	2,774	5,796	5,804
General and administrative	2,338	2,448	5,181	5,248
Sales and marketing	1,045	1,056	2,032	2,159
Total operating expenses	6,740	6,278	13,009	13,211
Gain (loss) from operations	456	(1,087)	172	(2,669)
Interest expense	(144)	(172)	(296)	(344)
Other (expense) income, net	(12)	15	(27)	63
Net income (loss) before income taxes	300	(1,244)	(151)	(2,950)
Income tax expense	(44)	(50)	(53)	(76)
Net income (loss) and comprehensive income (loss)	$256	$(1,294)	$(204)	$(3,026)
Net income (loss) per share attributable to common stockholders:
Basic	$0.01	$(0.07)	$(0.01)	$(0.16)
Diluted	$0.01	$(0.07)	$(0.01)	$(0.16)
Weighted average common shares used to compute net income (loss) per common share attributable to common stockholders:
Basic	19,313,162	18,747,124	19,203,374	18,585,339
Diluted	19,726,064	18,747,124	19,203,374	18,585,339

[1]Operating expenses include stock-based compensation as follows:
Research and development	$265	$194	$446	$356
General and administrative	305	646	790	1,231
Sales and marketing	134	78	211	136
Total stock-based compensation	$704	$918	$1,447	$1,723

EVERSPIN TECHNOLOGIES, INC

Reconciliation of Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Adjusted EBITDA reconciliation:
Net income (loss)	$256	$(460)	$(1,294)
Depreciation and amortization	373	383	404
Stock-based compensation expense	704	743	918
Interest expense	144	152	172
Income tax expense	44	9	51
Adjusted EBITDA	$1,521	$827	$251

EVERSPIN TECHNOLOGIES, INC.

Condensed Statement of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(204)	$(3,026)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	756	813
Stock-based compensation	1,447	1,723
Non-cash warrant revaluation	5	7
Non-cash interest expense	168	147
Changes in operating assets and liabilities:
Accounts receivable	(2,776)	(1,540)
Inventory	(850)	(505)
Prepaid expenses and other current assets	49	38
Accounts payable	861	(776)
Accrued liabilities	(126)	(1,008)
Deferred revenue	1,815	—
Lease liabilities	(64)	(73)
Net cash provided by (used in) operating activities	1,081	(4,200)
Cash flows from investing activities
Purchases of property and equipment	(554)	(277)
Net cash used in investing activities	(554)	(277)
Cash flows from financing activities
Payments on long-term debt	(1,200)	—
Payments on finance lease obligation	—	(5)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	293	827
Proceeds from issuance of common stock in at-the-market offering, net of issuance costs	—	2,084
Net cash (used in) provided by financing activities	(907)	2,906
Net decrease in cash and cash equivalents	(380)	(1,571)
Cash and cash equivalents at beginning of period	14,599	14,487
Cash and cash equivalents at end of period	$14,219	$12,916
Supplementary cash flow information:
Interest paid	$128	$197
Operating cash flows paid for operating leases	$814	$862
Financing cash flows paid for finance leases	$—	$5
Non-cash investing and financing activities:
Increase of right-of-use asset and lease liability due to lease modification	$—	$545
Purchases of property and equipment in accounts payable and accrued liabilities	$—	$22
Bonus settled in shares of common stock	$364	$315